EXHIBIT (a)(1)(iii)

ESS Technology, Inc.

Offer to Exchange Certain Outstanding Stock Options

Notice of Change of Election

     If you previously signed and returned an Election Form (or a previous Notice of Change of Election) in which you elected to accept the Offer by ESS Technology, Inc. (the “Company”) to exchange outstanding stock options for replacement options to be granted on the Replacement Grant Date, you may withdraw or change that election by completing this Notice of Change of Election (this “Notice”) and returning it to the Company before 9:00 p.m., Pacific time, on December 27, 2004 (or, if the Offer is extended by the Company, at 9:00 p.m., Pacific time, on the last day of such extended Offer period). If you do not return this Notice or if you return it after the Expiration Time, it will not be accepted, your Election Form (or previously submitted Notice of Change of Election) will remain in effect and you will be deemed to have elected to accept the Offer with respect to (a) the options you listed on your Election Form (or on your most recently submitted Notice of Change of Election, if applicable) and (b) any options automatically tendered pursuant to the terms of the Offer. Capitalized terms not otherwise defined in this Notice have the meaning given to those terms in the offering document for the Offer to Exchange Certain Outstanding Stock Options (the “Offering Memorandum”).

     If you wish to withdraw or change your election to tender options, you must complete, sign and date this Notice and deliver it to the Company, together with any other required documents, before the Expiration Time.

Notice of Change of Election to Tender Options

     I,                   , previously completed, signed and returned an Election Form (or a previous Notice of Change of Election), in which I elected to tender options pursuant to the Offer. I now wish either (a) to change my election with respect to one or more (but not all) of my options, as described in Section A, or (b) to withdraw the tender of all options I have previously submitted and to decline to participate in the option exchange program altogether, as described in Section B.

A. Change of Election for One or More Options

1.	I understand that in order to (a) withdraw the tender of one or more (but not all) options that I previously tendered or (b) tender additional options that I did not previously tender, I must fully and correctly complete, sign and date this Notice, specifying all of the options I wish to tender and omitting any options I no longer wish to tender, and deliver it to the Company before the Expiration Time, using one of the methods described in the “Instructions for Tendering Options Under Offer.”

2.	I understand and agree that by completing and executing this Notice and delivering it to the Company before the Expiration Time I will (a) accept the Offer with respect to any options that I list below, in addition to any options granted to me between the date that is six months preceding the date the Offer commences and the Cancellation Date with a lower exercise price than any option I tender, which options will be automatically tendered; and (b) withdraw my acceptance of the Offer with respect to any options that I do not list below.

3.	I understand and agree that, by omitting to list an option below that I listed on my Election Form or most recent Notice of Change of Election (if applicable), I am withdrawing my election to tender that particular option. I understand that I will keep, and not receive any replacement option for, that particular option, which will continue to be governed by the applicable Stock Option Plan under which it was granted and by the existing stock option agreement between the Company and me.

4.	I understand and agree that the list of tendered options I set forth in this Notice will replace the list of tendered options I set forth in any previously submitted Election Form or Notice of Change of Election and that I will be deemed to have tendered only the options listed on this Notice and any options that are automatically tendered. I understand that I will otherwise continue to be bound by all of the representations and agreements contained in the Election Form and that my tender of the options I list in this Notice will continue to be subject to the terms and conditions set forth in the Offer and in the Election Form I previously submitted.

5.	I understand that I may change my election and once again accept the Offer with respect to options that I do not list in this Notice by submitting to the Company, before the Expiration Time, a subsequent Notice of Change of Election listing all of the options I wish to tender.

B. Withdrawal of Tender for All Options

1.	I understand that in order to withdraw the tender of all options that I have previously tendered and to decline to participate in the option exchange program, I must fully and correctly complete, sign and date this Notice, specifying that I wish to withdraw my tender, and deliver it to the Company before the Expiration Time, using one of the methods described in the “Instructions for Tendering Options Under Offer.”

2.	I understand that if I withdraw my tender in its entirety and decline the Offer with respect to all of my options, any previous Election Form or Notice of Change of Election I have submitted shall be disregarded and be of no further force or effect.

Subject to the foregoing, I elect to participate, or decline to participate, in the option exchange program as indicated below (choose one).

☐	I wish to change my previous election to tender with respect to one or more (but not all) of my options. I hereby tender the options listed below, in addition to any options that are automatically tendered pursuant to the terms of the Offer. I understand and agree that my tender of options pursuant to this Notice continues to be subject to all of the terms and conditions of the Offer and the Election Form I previously submitted and that I continue to be bound by all of my representations and agreements in the Election Form, except that the list of tendered options set forth below replaces the list of tendered options in the Election Form (or in any previous Notice of Change of Election).

# Unexercised
Shares Subject to
Option Number	Option Grant Date	Exercise Price	Option

☐	I wish to withdraw my election with respect to all options I have previously tendered. I decline the Offer to exchange any of my options, and any previous Election Form or Notice of Change of Election I have submitted shall be disregarded and be of no further force or effect.

You must sign this Notice and print your name exactly as it appears on your option letter agreement and on the Election Form or Notice of Change of Election you previously submitted. (If you are a fiduciary or representative signing on behalf of the optionee, you must follow the instructions given in the Offering Memorandum.)

Date:

(Signature)

(Print Name)

3